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                                                                    EXHIBIT 2.01

                            SHARE PURCHASE AGREEMENT

                                     Between

                               TECHTEAM GLOBAL AB,

                                       and

                                  SQM Nordic ab

                                   Dated as of

                                January 19, 2007

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                            SHARE PURCHASE AGREEMENT

            This Share Purchase Agreement is dated as of January 19, 2007, by and among TechTeam Global AB, a company duly incorporated and organized under the laws of Sweden (the "Purchaser") and SQM Nordic AB, a company duly incorporated and organized under the laws of Sweden ("Seller"), to purchase all of the outstanding shares of SQM Sverige AB, a company duly incorporated and organized under the laws of Sweden (the "Company"). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article IX.

            WHEREAS, Seller has approved, and deems it advisable to consummate, the acquisition of the Company by Purchaser; and

            WHEREAS, the Board of Directors of Purchaser has approved the acquisition of the Company, which acquisition is to be effected by the purchase of all shares of the registered capital of the Company by Purchaser upon the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I - PURCHASE AND SALE OF SHARES

Section 1.1 Sale and Transfer of Shares. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, convey and deliver to Purchaser the outstanding Shares of the Company free and clear of all Encumbrances.

Section 1.2 The Purchase Price. Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, Purchaser shall pay to Seller the aggregate cash amount of Thirty-Seven Million Three Hundred Thousand Swedish Kronor (SEK) (SEK 37,300,000) as finally adjusted up or down as in accordance with Exhibit 1.2 (the "Consideration").

Section 1.3 Payment of the Purchase Price.

The Seller shall, at the latest 24 hours prior to the Closing Date, deliver to the Purchaser a pro forma calculation of the Net Cash (as defined in Exhibit 1.2) as per close of business on February 7, 2007, or if applicable, as per the close of business on any other date two days prior to the Alternate Closing Date (the "Preliminary Net Cash"). If the Preliminary Net Cash exceeds SEK zero (0), the Purchase Price to be paid on Closing in accordance with this Section 1.3 shall be adjusted up with an amount corresponding to such excess and if the Preliminary Net Cash is less than SEK zero (0) the Purchase Price to be paid on Closing in accordance with this Section 1.3 shall be adjusted down with an amount corresponding to such deficit (the "Preliminary Purchase Price Adjustment"). The Purchase Price will be finally adjusted as set out in Section 1.2.

At the Closing, Purchaser shall pay to the account designated in writing by Seller the

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amount equal to the Purchase Price, adjusted with the Preliminary Purchase Price
Adjustment as set out above, less the amount of Five Million Seven Hundred and Thirty Thousand SEK (SEK 5,730,000), which Purchaser shall deposit into the Account as the indemnity escrow (the "Indemnity Escrow") and held in accordance with the terms of Section 1.4 hereof. The Purchase Price, as adjusted with the Preliminary Purchase Price Adjustment, less the amount of the Indemnity Escrow is referred to as the "Closing Consideration".

Section 1.4 Account and Release. At Closing, the Purchaser shall deposit the Indemnity Escrow into an interest bearing account ("Account") with ABN AMRO in Sweden (the "Bank"), in accordance with the Escrow Agreement attached hereto as
Exhibit 1.4. The Parties agree that Indemnity Escrow shall be released in accordance with the following terms and conditions:

                  (a) On the day of the first-year anniversary of the Closing Date, upon a mutual written instruction by the Parties, the Indemnity Escrow shall be released to the Seller in full; unless,

                        (i) at the day of the first-year anniversary of the Closing Date, the Purchaser has an unsettled claim for indemnification in accordance with Article VIII below, for which the amount can be specified by the Purchaser, in which case such amount shall remain on the Account and the rest of the Indemnity Escrow shall be released by mutual written instruction by the Parties.

                        (ii) if, at the day of the first-year anniversary of the Closing Date, the Purchaser has an unsettled claim for indemnification in accordance with Article VIII below, for which the amount cannot reasonably be specified by the Purchaser, the Purchaser shall estimate an amount that is reasonably corresponding to the claim, which amount shall remain on the Account and the rest of the Indemnity Escrow shall be released to the Seller by mutual written instruction by the Parties.

                        (iii) If the foregoing subsection (ii) is applicable, the Purchaser shall, as soon as practically possible, specify the amount of the claim, after which any amount remaining in the Indemnity Escrow exceeding the then specified claim shall be released to the Seller by mutual written instruction by the Parties.

                  (b) The Parties hereby undertake to facilitate the release of the Indemnity Escrow in accordance with this Section 1.4.

Section 1.5 Additional Purchase Price. If the Company's revenue (as determined in accordance with accounting principles generally accepted in Sweden) for the 2007 financial year is Ninety-three Million Five Hundred Thousand SEK (SEK 93,500,000) or greater, Purchaser shall make an additional payment to Seller of SEK 4,200,000 (the "Additional Purchase Price").

Section 1.6 Determination and Payment of Additional Purchase Price. As soon as practicable, but not later than 12 February 2008, the Purchaser shall cause the

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Company to deliver to the Seller a report on the Company's revenue for the 2007 financial year ("Revenue Report"). In the event the report demonstrates that the Company's revenue exceeds 93,500,000 for the 2007 financial year, Purchaser shall pay the Additional Purchase Price within five (5) business days thereafter.

The Seller may challenge the figures appearing in the Revenue Report, setting forth in writing any adjustments Seller deems appropriate, with an explanation of the reasons for any adjustments, and setting out its calculation of the Company's revenue for fiscal 2007. Such challenge shall be delivered to the Purchaser in writing no later than thirty (30) days after receipt of the Revenue Report. If no challenge has been delivered by the Seller, the Additional Purchase Price as calculated by the Purchaser shall be binding on the Seller.

If the Purchaser does not accept the Seller's challenge, and if the parties cannot reach an agreement within thirty (30) days thereafter, the matter shall be referred to arbitration pursuant to Section 10.10.

ARTICLE II - THE CLOSING.

Section 2.1 The Closing. The sale and transfer of the Shares by Seller to Purchaser shall take place at the offices of Advokatfirman Nordia KB, on February 9, 2007, provided that all of the conditions to close have been satisfied prior to or on such date (other than conditions which can be satisfied only by the delivery of certificates or other documents at Closing). The Closing will be effective at 23:59 CET on the Closing Date.

Section 2.2 Deliveries by Seller. At the Closing, Seller shall deliver to
Purchaser:

                  (a) a true copy of a resolution of the general meeting of Seller, in form and in substance satisfactory to the Purchaser, approving the sale of the Shares;

                  (b) all of the books and records of Seller relating to the Company, which shall be delivered at the premises of the Company;

                  (c) the following executed agreements, in form and substance satisfactory to the Purchaser:

                        (i) Retention Agreement and Amended Employment Agreement of Charlotte Meurling;

                        (ii) Retention Agreement of Richard Streijffert;

                        (iii) Confirmation Letters regarding SQM Guide, attached hereto as Exhibit 2.2 (c) (ii); and

                        (iv) Letter Agreement of Sven-Erik Wallin, attached hereto as Exhibit 2.2 (c) (iv);

                  (d) the Seller's Certificate referred to in Section 6.1 (c);

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                  (f) the share register of the Company and shall procure that the board of directors of the Company enters the Purchaser as owner of the Shares in the share register of the Company; and

                  (g) the resignation from the Company's Board of Directors all representatives of Seller on the Company's Board of Directors.

Section 2.3 Deliveries by Purchaser.

                  (a) Before or at Closing the Purchaser shall: (i) deliver the Closing Consideration by wire transfer in immediately available funds to a single account designated in writing by Seller; and (ii) deliver the Indemnity Escrow to the Bank, and

                  (b) Within a reasonable time, but in no event later than ten
(10) business days after Closing, Purchaser shall procure that the Seller is released from its undertakings as guarantor for the Company's liabilities.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE SELLER

Section 3.1 Representation. The Seller represents and warrants to Purchaser that all of the statements contained in Appendix 3 are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and complete as of the Closing Date as though made on the Closing Date, except as specifically set forth in the Schedules to Appendix 3.

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

Section 4.1 Organization. Purchaser is a company duly organized, validly existing and in good standing under the laws of Sweden and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser's ability to consummate the Transactions.

Section 4.2 Authorization; Validity of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Seller, is a valid and binding obligation of

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Purchaser, enforceable against Purchaser in accordance with its terms except (i)
as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals contemplated by this Agreement and filings by Purchaser's parent corporation, TechTeam Global, Inc. with the United States Securities and Exchange Commission, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which any of them or any of its properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser's ability to consummate the Transactions or which arise from the regulatory status of the Company.

Section 4.4 Brokers or Finders. Neither Purchaser nor any of its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE V - COVENANTS

Section 5.1 Interim Operations of the Company. The Seller agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, or (ii) as may be agreed in writing by Purchaser:

      a) the business of the Company shall be conducted in the same manner as heretofore conducted and only in the ordinary course, and Seller shall use its best efforts and shall direct the managing director of the Company to use her best efforts to preserve the business organization of the Company, keep available the services of the current officers and employees of the Company and maintain the existing relations with customers, suppliers, creditors, business partners and others having business dealings with the Company, to the end that the goodwill and ongoing business of the Company shall be unimpaired at the Closing Date;

      b) the Company shall not: (i) amend its articles of association or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or

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            encumber any shares of any class or series of its capital, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital; (iv) split, combine or reclassify any shares of any class or series of its capital; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital, or any instrument or security which consists of or includes a right to acquire such shares;

      c) the Company shall not organize any new subsidiary or acquire any capital shares or other equity securities, or equity or ownership interest in the business, of any other Person;

      d) the Company shall not modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

      e) the Company shall not: 1. incur or assume any long-term debt, or except in the ordinary course of business, incur or assume short-term Indebtedness exceeding SEK 100,000 in the aggregate from the date hereof until the Closing; 2. pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness issued or guaranteed by the Company, except as required by the terms thereof;
            3. modify the terms of any Indebtedness or other liability; 4. assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, unless in the ordinary course of business and consistent with past practice; 5. make any loans, advances or capital contributions to, or investments in, any other Person; 6. enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate); 7. write down the value of any inventory or write off as uncollectible any notes or accounts receivable, or 8. change any of its banking or safe deposit arrangements;

      f) the Company shall not lease, license, mortgage, pledge or encumber any assets other than in the ordinary and usual course of business and consistent with past practices, or transfer, sell or dispose of any assets other than in the ordinary and usual course of business and consistent with past practice or dispose of or permit to lapse any rights to any Intellectual Property;

      g) the Company shall duly file all Tax Returns that are required to be filed and shall duly pay or cause to be duly paid in full or make or cause to be made provision in accordance with Swedish accounting principles (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods or portions thereof ending on or before the Closing Date. All such Tax Returns shall be correct and complete and accurately reflect all liability for Taxes for the periods covered thereby;

      h) the Company shall not make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to Persons providing management services, or enter into or

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            amend any employment, collective bargaining, severance, consulting, termination or other agreement with, or employee benefit plan for, or make any loan or advance to, any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise, other than travel and entertainment advances made in the ordinary course of business and consistent with past practice;

      i) the Company shall not (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company is unconditionally obligated to do so on the date hereof, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company is unconditionally obligated to do so on the date hereof, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

      j) the Company shall not permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Purchaser;

      k) the Company shall not enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business and consistent with past practice;

      l) the Company shall not pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, or claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet Date in the ordinary course of business;

      m) the Company shall not adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

      n) the Company shall not (i) change any of the accounting methods used by it unless required by Swedish accounting principles, (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by Swedish accounting principles, or (iii)

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            enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

      o) the Company shall not take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article VI not being satisfied, or would make any representation or warranty of the Seller contained herein inaccurate in any respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Purchaser or Sellers to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

      p) the Seller shall not enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

Section 5.2 Access.

Between the date of this Agreement and the Closing, the Seller shall require that Company (i) affords Purchaser and its authorized representatives full and complete access to all books and records of the Company and, after the board of directors of Seller sends out notice of the shareholders' meeting referred to in Sections 6.2,, to the offices and premises of the Company, (ii) permits Purchaser to make such inspections and to make copies of such books and records as it may reasonably require, and (iii) furnishes Purchaser with such financial and operating data and other information as Purchaser may from time to time reasonably request. Purchaser and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company, including by providing reasonable prior notice and conducting such inspections during normal business hours.

Section 5.3 Efforts and Actions to Cause Closing to Occur.

Prior to the Closing, upon the terms and subject to the conditions of this Agreement, Purchaser and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing as promptly as practicable including, but not limited to the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no Party hereto shall take any action after the date hereof that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing.

Section 5.4 Notification of Certain Matters.

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The Seller and the Company shall give notice to Purchaser promptly after becoming aware of (i) the occurrence or non-occurrence of any event whose occurrence or non-occurrence would be likely to cause either (A) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article VI to be unsatisfied in any material respect at any time from the date hereof to the Closing Date, or
(ii) any material failure of the Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 5.5 Seller Non-Compete.

                  (a) Without the express prior written consent of Purchaser, Seller, its Affiliates and Sven-Erik Wallin shall not, at any time during the three-year period immediately following the Closing Date, (i) directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be related or otherwise affiliated in any manner with, any business similar to that engaged in by the Company in the territory of Sweden;
(ii) directly or indirectly, on their own behalf or on behalf of any other Person or business, solicit or call on any client or customer of the Company with respect to services that the Company or Purchaser are currently providing to any of their clients or customers, or (iii) interfere in any manner with the contractual or business relationship between the Company and any of its clients or customers.

                  (b) Without the express prior written consent of Purchaser, Seller, its Affiliates and Sven-Erik Wallin shall not, at any time during the three-year period immediately following the Closing Date, directly or indirectly, on their own behalf or on behalf of any other Person or business, solicit or employ any employee of the Company, or induce any employee of the Company to leave his or her employment with the Company.

                  (c) Purchaser is aware that Seller and Sven-Erik Wallin have or may in the future have ownership interests in SQM Finland Oy, Help Desk Institute Nordic Oy, Nordic Institute for Professionals AB, and SizeIT Drift AB (collectively "Other Entities"). Purchaser acknowledges that an ownership interest in the Other Entities alone does not violate Section 5.5(a).

Section 5.6 Subsequent Actions. If at any time after the Closing Purchaser will consider or be advised that any deeds, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company, any of its rights, properties or assets or (iii) otherwise to carry out this Agreement, Seller and the Company shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or the Company or otherwise to carry out this Agreement.

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Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Purchaser and Seller. Neither Seller, the Company, Purchaser nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Transactions without prior consultation with the other Party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

Section 5.8 Confidentiality. The Parties undertake not to, without the prior written consent of the other Party, disclose the content or existence of this Agreement or transactions or circumstances anticipated in this Agreement or any ancillary matter. Regardless of what is otherwise set forth in this Section 5.8, the Parties shall not be prevented from disclosing such information as (i) they are under an obligation to disclose pursuant to applicable law or applicable stock exchange regulation; (ii) which was generally available to the public or has become - through no act or failure of the disclosing Party - public information or generally available to the public; or (iii) which is necessary in order to safeguard the disclosing Party's interests in arbitration pursuant to
Section 8.13 below.

Notwithstanding the aforesaid, Seller is entitled to inform its shareholders about the existence and contents of this Agreement, in connection with a general shareholders meeting.

Section 5.9 SQM name. The Seller undertakes not to use the name SQM in any actions of business or marketing. For the avoidance of doubt, it is noted that Seller has the right to continue use SQM in its registered firm.

Section 5.10 Meetings with customers. The Seller shall, prior to the Closing Date, set up meetings between the Purchaser and three of the Company's five largest customers.

Section 5.11 Post-Closing Operation of the Company. The Purchaser agrees that, during the period from the Closing Date to and including December 31, 2007 (the "Earn-out Period"), it will (a) maintain the Company as a wholly owed subsidiary of Purchaser, and (b) exercise good faith and fair dealing in its transactions with the Company regarding the Company's revenue growth during 2007. Purchaser and Seller acknowledge that the Purchaser intends to integrate and modify business functions of the Purchaser and the Company during the Earn-out Period to the extent that such integration or modification can be accomplished without having a negative effect on the revenue of the Company. Consistent with the preceding provisions of this Section 5.11, during the Earn-out Period, Purchaser shall:

                  (a) maintain Sven-Erik Wallin on the Board of Directors of the Company to represent the Seller;

                  (b) use reasonable efforts to maintain the relations and good will with suppliers, customers, employees, and others having business relations with the Company;

                  (c) except with the prior written consent of the Seller's Representative (which may be given or withheld in each case at the Seller's

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Representative's reasonable discretion) for actions having an materially adverse effect on the revenue of the Company, allow the managing director of the Company to manage the day-to-day operations of the business of the Company in accordance with its ordinary course (subject always to the managing director acting in accordance with the terms of her service contract);

                  (d) make available reasonable working capital to the Company for the purpose of its business, on normal commercial terms;

                  (e) enable the revenue of the Company to be segregated and separately identified from the Purchaser's revenue;

                  (f) not dispose of the business of the Company or any part of the business of the Company; and

                  (g) not restrict the ability of the managing director to recruit such further employees of the business of the Company as she shall see fit (having regard to the reasonable requirements of the business of the Company) from time to time.

Subject to the foregoing, after the Closing Date, Purchaser will operate the Company in its sole discretion.

ARTICLE VI - CONDITIONS

Section 6.1 Conditions to Obligations of Purchaser to Effect the Closing.

The obligations of Purchaser to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

                  (a) No Governmental Entity shall have issued any order, decree or ruling or taken any other action, and there shall not be any statute, rule or regulation, restraining, enjoining or prohibiting the consummation of the Transactions, and there shall not be overtly threatened or pending any suit, action or proceeding by any Governmental Entity to enjoin, restrain or prohibit the Transactions, or that would be reasonably likely to prevent or make illegal the consummation of the transactions contemplated by this Agreement.

                  (b) All of the representations and warranties of the Seller set forth in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date.

                  (c) The Seller has delivered to Purchaser at the Closing a certificate, dated the as of Closing Date, in form and substance satisfactory to Purchaser, to the effect that, as of the Closing Date, (i) all of the representations and warranties of the Seller set forth in this Agreement are true and complete, (ii) there has not occurred any Material Adverse Change (or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company, taken as a whole, and (iii) the Seller has performed all obligations required under this Agreement to be performed by it at or prior to the Closing.

                  (d) There shall not have occurred any Material Adverse Change (or any development that, insofar as can be foreseen, is likely to result in any material adverse change) in the consolidated financial condition, businesses, results of operations or prospects of the Company.

                  (e) Delivery of the agreements set forth in Section 2.2 (c).

                  (f) The Seller shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by the Seller under this Agreement.

                  (g) Seller shall have fulfilled its obligations under Section
 5.10 above.

                  (h) All outstanding loans or other financing liabilities or obligations owed by the Company to a member of the Seller's group and all outstanding loans or other financing liabilities or obligations owed to the Company by a member of the Seller's group shall have been settled.

The foregoing conditions are for the sole benefit of Purchaser, may be waived by Purchaser, in whole or in part, at any time and from time to time in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right.

Section 6.2 Approval by the Seller's Shareholders. The Closing of this Agreement and the Transactions contemplated herein is conditional upon the shareholders of the Seller authorizing the Closing of the Agreement at a general shareholders meeting.

Section 6.3 Mutual Agreement Schedule. The Closing of this Agreement is conditioned on the Parties reaching, prior to the Closing Date, mutual agreement on (1) the methodology for the management of the risk of redundancy of employees working on the Company's contract with HP supporting Ericsson, and (2) the definition of the actions of Purchaser that could adversely affect the revenue of the Company for the 2007 financial year. These mutual agreements will be attached to this Agreement as Exhibit 6.3.

ARTICLE VII - TERMINATION

Section 7.1 Approval by shareholders of Seller. If the shareholders of the Seller have not approved the entry into this Agreement in accordance with
Section 6.2 by or on the Closing Date, another date for Closing shall be set, which shall occur twenty-one (21) calendar days after the Closing Date ("Alternate Closing Date"). If the foregoing condition precedent is not satisfied by or on the Alternate Closing Date, this Agreement shall cease to have effect without any right to compensation for any for the Parties from the other.

Section 7.2 Customer relationships. If any of the customers met by Purchaser in meetings arranged under Section 5.10 announces its intention to terminate its relationship with the Company or expresses significant concern regarding the continuation of the relationship between the Company and the customer, the Purchaser shall be entitled to terminate the Transactions.

Section 7.3 Termination. The Transactions may be terminated or abandoned at any time prior to the Closing Date:

                  (a) By the mutual written consent of Purchaser and the Seller, or the failure of the Purchaser and Seller to mutually agree on Exhibit 6.3 by the Closing Date;

                  (b) By the Seller:

                        (i) if Purchaser has breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured by the Closing Date after the giving of written notice by the Company to Purchaser specifying such breach; or

                        (ii) on or after March 5, 2007, if the Closing shall not have theretofore occurred and the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by any Seller; or

By Purchaser:

                        (i) if Seller or the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in
      Article VI;

                        (ii) if any representation or warranty shall become untrue in any material respect; or

                        (iii) on or after March 5, 2007, if the Closing shall not have theretofore occurred and the failure of the Closing to occur is not the result of a breach of a representation, warranty or covenant by Purchaser.

Section 7.4 Effect of Termination. In the event of the termination or abandonment of the Transactions by any Party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination or abandonment of the Transactions is made, and there shall be no liability or obligation thereafter on the part of Purchaser or the Seller except (a) for fraud or for breach of this Agreement prior to such termination or abandonment of the Transactions and (b) as set forth in Section 10.1.

ARTICLE VIII - INDEMNIFICATION

Section 8.1 Indemnification; Remedies. The Seller shall indemnify, defend and hold harmless the Purchaser from and against and in respect of 100% of all Purchaser Losses.

Section 8.2 Notice of Claim; Defense. Purchaser shall give Seller prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article VI, together with the estimated amount of such claim. The Seller shall have the right to assume the defense (at Seller's expense) of any such claim through counsel approved in writing by the Purchaser. The Seller shall be liable for any reasonable fees and expenses of counsel employed by Purchaser for any period during which Seller have not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If Seller assumes such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller, it being understood that Seller shall control such defense. If Seller chooses to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by Seller, the retention, and the provision to Seller, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If Seller chooses to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that Seller may recommend and that, by its terms, discharges Purchaser and the Purchaser's Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of Purchaser, Seller shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Purchaser or any Affiliate of Purchaser, or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to Purchaser.

Section 8.3 Notice of claims. No claim shall entitle the Purchaser to indemnification unless notice in writing of any such claim, accompanied by reasonable particulars thereof specifying the nature of the claim and the amount of the claim, has been given to the Seller within ninety (90) days from the date when the Purchaser became aware of the circumstances giving rise to the claim, and in any event no later than the time limit stipulated in Section 8.6 below. Any such claim which may be made, which has not been previously satisfied, settled or withdrawn, shall be deemed to have been withdrawn six months subsequent to when the claim was made, unless legal proceedings in respect thereof have by then been commenced against the Seller.

Section 8.4 Purchaser's Knowledge. The Purchaser is not entitled to make any claim for damages or indemnification under this Agreement based on any circumstance of which the Purchaser, at the date of this Agreement, had knowledge. Such knowledge of the Purchaser shall be deemed to include (i) the knowledge of each of the officers and directors of the Purchaser and its Affiliates and the Purchasers professional advisors, and (ii) all information provided in the Data Room.

Section 8.5 Limitations On Amount. Seller shall have no liability for damages or indemnification under this Article VIII until the total amount of all claims with respect to such matters exceeds Five Hundred Thousand SEK (SEK 500,000). If the amount of all claims exceeds such amount, Purchaser shall be compensated for all claims.

The maximum amount for which Seller may be liable shall be 25% of the Consideration.

Section 8.6. Time Limitation. The Seller will not have any liability for damages, indemnification or otherwise with respect to any representation or warranty contained in Article III unless on or before the first-year anniversary of the Closing Date, Purchasers notifies the Seller of the claim in writing, accompanied by reasonable particulars thereof specifying the nature of the claim and, if reasonably possible, the amount of the claim.

Section 8.7 Remedies. Any and all damage or indemnification payments made by Seller to Purchaser, under this Agreement, will be deemed to constitute a reduction of the Consideration. Purchaser is not entitled to any other remedy than such reduction of the Consideration.

Section 8.8 Sale of Goods Act. The Parties agree that the provisions under the Swedish Sale of Goods Act (Koplag (1990:931)) regarding the Purchaser's obligation to examine the goods after delivery, fault in the goods and remedies available to the Parties have been substituted by Purchaser's examination of the Company prior to the entering into of this Agreement and the provisions of this
Article VIII.

Section 8.9 Redundancy Indemnity. Notwithstanding the limitations set out in this Article VIII, the Seller shall indemnify and hold harmless the Purchaser from all reasonable costs, associated with the termination of employment of any employees as a result of HP terminating the Company's subcontract relationship with Ericsson .

ARTICLE IX - DEFINITIONS AND INTERPRETATION

Section 9.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

            "Account" has the meaning set forth in Section 1.4.

            "Additional Purchase Price" or "APP" shall have the meaning set out in Section 1.5

            "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

            "Agreement" or "this Agreement" shall mean this Share Purchase Agreement, together with the Exhibits, Appendices and Schedules hereto.

            "Alternate Closing Date" has the meaning set forth in Section 7.1.

            "Balance Sheet" shall mean the most recent audited balance sheet of the Company.

            "Balance Sheet Date" shall mean October 31, 2006.

            "Bank" has the meaning set forth in Section 1.4.

            "Business Days" shall mean a day other than a Saturday or Sunday or a public holiday when the banks are not open in Sweden.

            "Consideration" has the meaning set forth in Section 1.2.

            "Indemnity Escrow" has the meaning set forth in Section 1.3.

            "Closing" shall mean the closing referred to in Section 2.1.

            "Closing Consideration" has the meaning set forth in Section 1.3.

            "Closing Date" shall mean the date on which the Closing occurs.

            "Company" has the meaning set forth in the Preamble.

            "Company Intellectual Property" shall mean all Intellectual Property that is currently owned by the Company, used in the business of the Company or that is necessary or useful to conduct the business of the Company as presently conducted or as currently proposed to be conducted.

            "Computer Software" shall mean computer software programs, databases and all documentation related thereto.

            "Computer System" means the computer hardware, computer data and Computer Software used by the Company in the conduct of its business;

            "Consideration" has the meaning set forth in Section 1.2.

            "Copyrights" shall mean registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

            "Data Room" shall mean the data room provided to the Purchaser, at the offices of Advokatfirman Nordia KB for the due diligence review and the information provided therein, which information is listed in the Data Room index attached hereto as Exhibit 8.4.

            "Defect" shall mean a defect or impurity of any kind, whether in development, design, manufacture, processing, or otherwise, including any dangerous propensity associated with any reasonably foreseeable use of a product, or the failure to warn of the existence of any defect, impurity, or dangerous propensity.

            "Employee Benefit Plan" shall mean all benefits granted to employees of the Company other than salaries and/or wages.

            "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

            "Escrow Agreement" shall mean the agreement between the Seller and the Purchaser and the Bank attached hereto as Exhibit 1.4.

            "Environmental Law" shall mean Swedish or local law and regulations relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of materials hazardous to the environment, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of materials hazardous to the environmental, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting materials hazardous to the environment.

            "Financial Statements" shall mean (a) the audited annual reports of the Company in each of the years 2003 through 2005, including the notes thereto, all as certified by Ernst & Young, independent certified public accountants, whose reports thereon are included therein, and (b) the unaudited balance sheet of the Company as of September 30, 2006 and unaudited statements of income, shareholder' equity and cash flows for the period then ended, including the notes thereto, which have been provided in the Data Room.

            "Governmental Entity" shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency in any country.

            "Indebtedness" shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property, and (vi) all guarantee obligations.

            "Intellectual Property" shall mean all of the following: Patents, utility models, petty patents, Trademarks, design rights, trade names, service names, business names, Copyrights, rights in the nature of copyright, resale rights, rental rights, lending rights, moral rights, database rights, domain names, semi-conductor topography rights, know-how, rights in Trade Secrets and confidential information,

Licenses, rights protecting reputation and goodwill, rights in unfair competition and all other intellectual property rights and analogous rights as may exist anywhere in the world for the full term of the rights concerned together with all reversions, revivals, extensions and renewals of such rights (whether registered or not); all registrations and pending registrations relating to any such rights, the benefit of any pending applications for any such registrations and the right to apply for registrations of such rights; and all rights of action, powers or benefits belonging or accrued in relation to such rights (including the right to sue for and recover damages for past infringements);

            "Key Employees" shall mean any and all of Charlotte Meurling, Richard Streijffert and Tobias Ohlsson.

            "Knowledge of Seller" concerning a particular subject, area or aspect of the Company's business or affairs shall mean the knowledge of the managing director and other directors of the Company and all knowledge which was or could have been obtained upon inquiry by such persons of those employees of the Company whose duties would, in the normal course of the Company's affairs, result in such employees having knowledge concerning such subject, area or aspect.

            "Lease" shall mean each lease pursuant to which the Company leases any real or personal property.

            "Licenses" shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents or Copyrights, or other Intellectual Property Rights or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

            "Material Adverse Change" shall mean any adverse change or effect relation to the Company's assets, liabilities, business or operation, or series or combination thereof, involving more than Five Hundred Thousand (SEK 500,000) SEK.

            "Party" shall mean Purchaser and Seller individually and "Parties" shall mean Purchaser and Seller jointly.

            "Patents" shall mean all issued patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

            "Person" shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

            "Preliminary Net Cash" has the meaning set forth in Section 1.3.

            "Preliminary Purchase Price Adjustment" has the meaning set forth in
Section 1.3.

            "Purchase Price" shall mean Thirty-seven Million Three Hundred Thousand Swedish Kronor (SEK) (SEK 37,300,000).

            "Purchaser" has the meaning set forth in the Preamble.

            "Purchaser Losses" shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable attorneys' fees and expenses and reasonable accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article VI) incurred by the Company or the Purchaser that arise out of:

                        (i) any breach by Seller of any of such Seller's representations and warranties contained in or made by or pursuant to this Agreement; and

                        (ii)any breach by Seller of any of such Seller's covenants in this Agreement that survive the Closing.

            "SEK" shall mean the Swedish Kronor, the legal currency of Sweden.

            "Seller's Representative" shall mean Sven-Erik Wallin.

            "Shares" shall means 100% of the ownership interest issued by the Company, and representing all the share capital and rights and interest attaching thereto.

            "Tax" or "Taxes" shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign Governmental Entity (including, without limitation, Sweden), including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

            "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

            "Trademarks" shall mean registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

            "Trade Secrets" shall mean all trade secrets including business information which are kept secret by the Company.

            "Transactions" shall mean all the transactions provided for or contemplated by this Agreement.

Section 7.2 Interpretation.

                  (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

                  (b) Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  (c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                  (d) A reference to any Party to this Agreement or any other agreement or document shall include such Party's successors and permitted assigns.

                  (e) As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the prospects, consolidated financial condition, businesses or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions.

                  (f) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

ARTICLE X - MISCELLANEOUS

Section 10.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the Party incurring such expenses.

Section 10.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the Parties expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 10.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):

if to Seller, to:

                           SQM Nordic AB
                           Box 23004
                           SE-104 35 STOCKHOLM
                           SWEDEN
                           Attention: Sven-Erik Wallin
                           Telephone: +46 (0)8 566 280 71
                           Telecopy:  +46 (0)8 56628118

                           with a copy to:
                           Advokatfirman Nordia KB
                           Box 70389
                           SE-107 24 STOCKHOLMSWEDEN
                           Attention: Thomas Edlund / Pontus Rockert
                           Telephone: +46 (0)8 563 08 100
                           Telecopy: +46 (0)8 563 08 101

                           and

if to Purchaser, to:

                           TechTeam Global AB
                           C/O TechTeam Global NV/SA
                           Zweefvliegtuigstraat 10
                           1130 Brussels, Belgium
                           Attention: Christoph Neut
                           Telephone: 32 2 706 25 11
                           Telecopy: 32 2 726 05 45

                           with a copy to:

                           TechTeam Global, Inc.
                           27335 W. 11 Mile Road
                           Southfield, MI  48033
                           United States
                           Attention: Michael A. Sosin
                           Telephone: 248-213-3645
                           Telecopy:  248-357-0510

Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by Parties and delivered to the other Party.

Section 10.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof; and (b) are not intended to confer any rights or remedies upon any Person other than the Parties hereto and thereto.

Section 10.6 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 10.7 Governing Law. This Agreement and the legal relations between the Parties hereto arising hereunder shall be governed by and construed in accordance with the laws of Sweden without regard to its conflict of laws principles.

Section 10.8 Extension; Waiver. At any time prior to the Closing Date, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance by the other Party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 10.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Party, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned subsidiary of Purchaser. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.10. Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm and the language to be used in the arbitral proceedings shall be English.

The Parties undertake to procure that all arbitral proceedings conducted in accordance with this Agreement shall be kept confidential. This undertaking shall cover, inter alia, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitration board. Such information may not be disclosed to a third party without the prior written consent of the other Party. Regardless of what is otherwise set forth in this Section 10.10, the Parties shall not be prevented from disclosing such information as (i) they are under an obligation to disclose pursuant to applicable law or applicable stock exchange regulation; (ii) which was generally available to the public or has become - through no act or failure of the disclosing Party - public information or generally available to the public; or (iii) which is necessary in order to safeguard the disclosing Party's interests in arbitration pursuant to this Section 10.10.

            IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                                  TECHTEAM GLOBAL AB

                                  By /s/ Christoph Neut
                                     ------------------------------------------
                                  Name: Christoph Neut
                                  Title: Director

                                  By /s/ Miguel Angel Casas-Rodriguez
                                     ------------------------------------------
                                  Name: Miguel Angel Casas-Rodriguez
                                  Title: Director

                                  SQM NORDIC AB

                                  By /s/ Sven-Erik Wallin
                                     ------------------------------------------
                                  Name: Sven-Erik Wallin
                                  Title: Director, Chairman of the Board

                                  By /s/ Thomas Edlund
                                     ------------------------------------------
                                  Name: Thomas Edlund
                                  Title: Director

                                   APPENDIX 3
                         Representations and Warranties

Section 1.1 Share Ownership. The Seller is the recorded and beneficial owner of the Shares. No other Person owns any securities issued by, or other obligations of, the Company. The Shares are held by Seller free and clear of all Encumbrances whatsoever. No action is or will be required in order to affect the conveyance to Purchaser of each shareholder's right, title and interest in the Shares.

Section 1.2 Legal Power; Organization; Qualification of Seller. The Seller is competent and, subject to the approval of this Agreement by its shareholders at a general shareholders meeting, has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.

Section 1.3 Binding Agreement. This Agreement has been duly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery by Purchaser, and approval of the Agreement by the Seller's shareholders, this Agreement constitutes a legal, valid and binding obligation of Seller and enforceable in accordance with its terms.

Section 1.4 No Seller Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by Seller of the Transaction will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which Seller is a party or by which any shareholder is bound or to which the Shares are subject. Consummation by Seller of the Transactions will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Seller.

The Seller confirms that the Company does not, as of the date of this Agreement and the Closing Date, have any liability of whatever kind to the Seller or any of the Sellers Affiliates, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers and that no such liability will arise in the future as a consequence of circumstances, to the Knowledge of Seller, present at the date of this Agreement or the Closing Date. The Seller further confirms, as of the date of this Agreement and the Closing Date, that none of the assets necessary for the Company's business is owned, leased or otherwise controlled by or encumbered on behalf of the Seller or any of its Affiliates, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors and dealers and that no such person has any right to collect any compensation, kick-back, royalty or other fee made as consideration for any services performed by the Company or any employee of the Company or for any goods provided by the Company or otherwise is a beneficiary under any agreement with the Company or between the Company and any third party.

Section 1.5 Capitalization. As of the date hereof, (i) 1,000 Shares are issued and outstanding, and no share certificates are issued, and (ii) no Shares are owned by any Person who is not Seller. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock, or other equity, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares, or other capital stock of the Company or Affiliate of the Company.

Section 1.6 Organization; Qualification of Company. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of Sweden; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business in every jurisdiction in which ownership of property or the conduct of its business requires such qualification. The Company has heretofore delivered to Purchaser complete and correct copies of the Charter of the Company as presently in effect. The Company's articles of association are set out in Schedule 1.6.

Section 1.7 Consents and Approvals; No Violations . The delivery or performance of this Agreement by the Seller, the consummation by the Seller of any of the Transactions or compliance by the Seller with any of the provisions hereof will not (i) conflict with or result in any breach of any provision of the articles of association of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which Seller or the Company is a party), save for any negotiation with any labour union required by law, (iii) except as regards the guarantee commitment of SQM Nordic AB, on the behalf of the Company, which is to be settled in accordance with Section 2.3 (b) of this Agreement, require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan or lease agreement, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

Section 1.8 Financial Statements. True and complete copies of the Financial Statements, together with the related auditor's reports have been provided to the Purchaser on or prior to the Closing. The Financial Statements have been prepared from, are in accordance with and accurately reflect, the books and records of the Company, fully comply with applicable accounting requirements, have been prepared in accordance with generally accepted accounting principles in Sweden applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), are true and correct and fairly present the financial position and the results of the operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

Section 1.9 Books and Records. The books of account, minute books, share register and other capital registers or records of the Company are complete and correct and have been maintained in accordance with sound business practices, including to the Knowledge of the Seller the maintenance of an adequate system of internal controls. The minute books of the Company contain accurate and complete records of all meetings of, and corporate action taken by, Seller, the directors or managers, as applicable, and no meeting of any of such shareholder, the directors of manager has been held for which minutes have not been prepared and are not contained in such minute books. True and complete copies of all minute books and all share registers or capital registers of the Company have heretofore been delivered to Purchaser.

Section 1.10 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date pursuant to the terms of this Agreement, the Company has no liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a material adverse effect on the Company, taken as a whole. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

Section 1.11 Accounts Receivable. All accounts receivable of the Company, whether reflected in the Balance Sheet or otherwise, represent sales actually made in the ordinary course of business and are current and collectible net of any reserves shown on the Balance Sheet. Subject to such reserve, to the Knowledge of the Seller, each such account receivable either has been collected in full or will be collected in full.

Section 1.12 Disputed Accounts Payable. There are no unpaid invoices or bills representing amounts alleged to be owed by the Company, or other alleged obligations of the Company, which the Company has disputed or determined to dispute or refuse to pay, which have not been recorded on the books of the Company.

Section 1.13 Prepayment of Company Debt. No Indebtedness of the Company contains any restriction upon (i) the prepayment of any Indebtedness of the Company, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any lien on the properties or assets of the Company. There is no principal and unpaid interest outstanding under any instrument evidencing Indebtedness of the Company, if any, that will accelerate or become due or result in a right on the part of the holder of such Indebtedness (with or without due notice or lapse of time) to require prepayment, redemption or repurchase as a result of the execution of this Agreement or the consummation of any of the Transactions.

Section 1.14 Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted its respective business only in the ordinary and usual course and consistent with past practice, and the Company has not:

      a. suffered any significant adverse change in its working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business, operations or prospects;

      b. incurred any liability or obligation (absolute, accrued, contingent or otherwise) except immaterial items incurred in the ordinary course of business and consistent with past practice, none of which exceeds SEK 100,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

      c. paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

      d. permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due;

      e. written down the value of any inventory (including write-downs by reason of shrinkage or mark-down) or written off as uncollectible any notes or accounts receivable;

      f. cancelled any debts or waived any claims or rights of material value;

      g. sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business or consistent with past practice;

      h. disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

      i. granted any general increase in the compensation of directors, managers, officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee,

      j. made any single capital expenditure or commitment in excess of SEK 75,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of SEK 75,000 for additions to property, plant, equipment or intangible capital assets;

      k. declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company ;

      l.    made any change in any method of accounting or accounting practice;

      m. paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate of any of its officers or directors, except for directors' fees and compensation to officers at rates not exceeding the rates of such fees and compensation paid during the year ended 2005; or

      n. agreed, whether in writing or otherwise, to take any action described in this section.

Section 1.15 Title to Properties; Encumbrances. Except for property having an aggregate book value not in excess of SEK 100,000 sold since the Balance Sheet Date in the ordinary course of business and consistent with past practice, each of the Company has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Encumbrances, including all the properties and assets reflected in the Balance Sheet and all such properties and assets purchased by the Company since the Balance Sheet Date, which are listed in Schedule 1.15. All properties and assets reflected in the Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein. The rights, properties and other assets presently owned, leased or licensed by the Company and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit the Company to conduct their respective businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof.

Section 1.16 Real Property. The Company has no real property.

Section 1.17 Leases. A true and complete copy of each Lease has heretofore been delivered to Purchaser. Each Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect. The leasehold estate created by each Lease is free and clear of all Encumbrances. There are no existing defaults by the Company under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease. Seller has not received notice, or has any other reason to believe, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

Section 1.18 Plant and Equipment. The offices, structures and equipment, including but not limited to computer equipment, owned or used by the Company have, to the Knowledge of Seller, no known defects and are in good operating condition and repair and are adequate for the uses to which they are being put. None of such offices, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost. The

Company has not received notification that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of their operations.

Section 1.19 Environmental Matters. The Company is, in all material aspects, in compliance with all Environmental Laws.

Section 1.20 Contracts and Commitments.

      a. The Company has no agreements, contracts, commitments or restrictions which are material to its business, operations or prospects or which require the making of any payment not set forth in the relevant agreement.

      b. No purchase contracts or purchase commitments of the Company continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business or at any excessive price.

      c. To the actual knowledge of Seller and the Managing Director of the Company, there are no outstanding bids or proposals of the Company which, if accepted by the customer, will result in any loss to the Company upon completion or performance thereof after allowance for direct expenses, nor are there any outstanding contracts, bids or sales or service proposals quoting prices which will not result in a normal profit.

      d. The Company has no outstanding contracts with Seller or the Seller's Affiliates, directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings,

      e. The Company has no employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations, except as set forth in Schedule 1.20(e).

      f. The Company is not in default under or in violation of, nor is there any valid basis for any claim of default under or violation of, any contract, commitment or restriction to which it is a party or by which it is bound.

      g. The Company has no outstanding agreement to acquire any debt obligations of others.

      h.    The Company has no outstanding loan to any Person.

      i. The Company has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

      j. The Company has no commitment or obligation to continue to utilize the services of, or otherwise to do business with, any licensor, vendor, supplier or licensee of the Company, except as provided for in the Data Room.

      k. Except (i) as set forth in the Financial Statements or (ii) for the Transactions, as of the date hereof, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the Company.

Section 1.21 Customers and suppliers. Since the Balance Sheet Date there has not been any Material Adverse Change in the business relationship of the Company with any customer or any supplier. Since the Balance Sheet Date, no material customer, supplier, licensor, or licensee of the Company has cancelled or otherwise modified its relationship with the Company and, (a) to the Knowledge of Seller no such Person has any intention to do so and (b) to the actual knowledge of the Seller, the consummation of the Transactions will not adversely affect any of such relationships.

Section 1.22 Insurance. The insurance policies listed in Schedule 1.22 will remain valid, in full force and effect, at least until the Closing Date and comprise an insurance coverage of the type and in amounts customarily carried by Persons conducting businesses or owning assets similar to those of the Company.

Section 1.23 Casualties. Since the Balance Sheet Date the Company has not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance). The Company is not aware of any circumstance which is likely to cause it to suffer any adverse change in its business, operations or prospects.

Section 1.24 Litigation. There is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Company or which questions or challenges the validity of any Company Intellectual Property right of use of any Intellectual Property by the Company or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the Transaction; and there is no valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

Section 1.25 Compliance with Laws; Privacy.

      a. The Company has, to the Knowledge of Seller, complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of any national or local Governmental Entity.

      b. The Company has, to the Knowledge of Seller, in all material aspects, complied with applicable laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of the operations of the Company.

            With respect to all personal and user information described in subsection (b) above, the Company has at all times taken all steps reasonably necessary (including, without limitation, implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that such information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of that information. The Company maintains systems and procedures reasonably intended to respond to complaints received alleging violation of third party content rights.

Section 1.26 Employee Benefit Plans.

      a. The Company has no commitment or formal plan, whether legally binding or not, to create any Employee Benefit Plans or modify or change any existing Employee Benefit Plan that would affect any employee or former employee of the Company.

      b. The Company is, in all material aspects, in compliance with all its undertakings under any Employee Benefit Plan.

      c. The consummation of the Transactions will not, either alone or in combination with another event, (i) entitle any current or former employee, director, manager or officer of the Company to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

      d. Except for routine claims for benefits, there are no pending, or to the Knowledge of Seller, threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan.

Section 1.27 Tax Matters.

      a. The Company has filed all Tax Returns that are required to be filed and have paid or caused to be paid in full or made provision in accordance with Swedish law (or there has been paid or provision has been made on their behalf) for the payment of all Taxes for all periods or portions thereof ending through the date hereof. All such Tax Returns are correct and complete and accurately reflect all liability for Taxes for the periods covered thereby.

      b. There are no liens for Taxes upon any property or assets of the Company thereof.

      c. The Company has made no change in accounting methods, received a ruling from any taxing authority or signed an agreement with respect thereto or signed any closing agreement with respect to any Tax year.

      d. The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and have, within the time and the manner prescribed by law, withheld and paid over to the proper taxing authorities all amounts required to be so withheld and paid over under applicable laws.

      e. No Governmental Entity audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company. There are no pending Tax audits or proceedings concerning the Company.

      f. All Tax deficiencies that have been claimed, proposed or asserted against the Company have been fully paid or finally settled, and no issue has been raised in any examination by any taxing authority that, by application of similar principles, could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined.

      g. There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company.

      h. The Company is not a party to, is bound by or has any obligation under any Tax indemnification agreement or similar contract or arrangement, and the Company has no potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, contract or arrangement.

      i. There are no unresolved questions or claims concerning Tax liability of the Company.

      j. Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Purchaser true, correct and complete copies of the Tax Return for any applicable jurisdiction.

      k. The Company has delivered or made available to Purchaser complete and accurate copies of each of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by any Governmental Entity relating to the any country with respect to any Taxes due from or with respect to the Company and (ii) all closing agreements entered into by the Company with any taxing authority in each case existing on the date hereof.

      l. The Company has no liability with respect to income, franchise or similar Taxes relating to the operation of the Company prior to the Balance Sheet Date in excess of the amounts that are accrued with respect thereto and are reflected in the Financial Statements, and since the date of the Financial Statements, Company has not incurred any liability for Taxes, except with respect to operations in the ordinary course of business after the Balance Sheet Date. All Taxes owed and due by the Company relating to operations on or prior to the Balance Sheet Date (whether or not shown on any Tax Return) have been paid on a timely basis.

      m. The Company has not received written notice of any claim made by an authority in a jurisdiction where the Company files Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

      n. No audits, examinations or other administrative proceedings of any Governmental Entity have been commenced or, to the Knowledge of Seller, are pending with regard to any Taxes or Tax Returns of the Company. No written notification has been received by the Company that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any Tax Return filed by or with respect to the Company. To the Knowledge of Seller, there is no dispute or claim concerning any Tax liability of the Company, either claimed or raised by any taxing authority in writing.

Section 1.28 Intellectual Property.

      a. Schedule 1.28 sets forth a true and complete list of all patents and patent applications, trademark registrations and applications, service mark registrations and applications, Computer Software, Copyright registrations and applications, material unregistered trademarks, service marks, and Copyrights, and Internet domain names used or held for use in connection with the business of the Company, together with all licenses related to the foregoing, whether the Company is the licensee or licensor thereunder.

      b. The Company is the sole and exclusive owner or valid licensee of all Company Intellectual Property, free and clear of all Encumbrances.

      c. All registrations and applications for Intellectual Property that are owned by the Company and that are used in and are material to the conduct of the businesses of the Company as currently conducted
            (i) are valid, subsisting, in proper form and enforceable, and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions and (ii) have not lapsed, expired or been abandoned, and no registration or application therefor is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

      d. The Company owns or has the valid right to use all of the Intellectual Property used by it or held for use by it in connection with its business. There are, to the Knowledge of Seller, no conflicts with or infringements of any Company Intellectual Property by any third party. The conduct of the businesses of the Company as currently conducted does not conflict with or infringe in any way on any proprietary right of any third party. There is no claim, suit, action or proceeding pending or threatened against the Company (i) alleging any such conflict or infringement with any third party's proprietary rights or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property owned or used by the Company.

      e. To the Knowledge of the Seller, Computer Software used by the Company in the conduct of its businesse was either (i) developed by employees of the

            Company (ii) developed on behalf of the Company by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company pursuant to written agreements or (iii) licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which the Company is not in breach.

      f. The Company has not entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Company Intellectual Property or, to the Knowledge of Seller, any Intellectual Property licensed by the Company or the Intellectual Property of any third party, except as contained in any license agreements listed in the
            Schedule 1.28(f).

      g. The Company is not as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

Section 1.29 Computer System.

      a. The Computer System is not wholly or partly dependent on any facilities which are not under the exclusive ownership or control of or licensed or leased to the Company except normal use of external services such as services provided by Internet Service Providers.

      b. To the Knowledge of Seller, the Computer System has been and is being properly and regularly maintained and replaced and has the benefit of appropriate maintenance and support agreements; and has the capacity and is of a suitable technical specification necessary to fulfill the present and foreseeable requirements of the business of the Company for operating the business of the Company as currently conducted.

      c. The Computer System comprises all computer hardware, firmware, software (including source code and object code) manuals, supporting materials and accessories which are necessary to enable the Company to carry on business of the Company.

      d. The rights of the Company to use the Computer System will not be affected by the execution of this Agreement or the completion of the Transactions contemplated herein.

Section 1.30 Labor Matters

      a. There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or threatened against or affecting the Company and during the past three years there has not been any such action.

      b. The Company is a party to collective bargaining agreement(s) as set forth in Schedule 1.30.

      c. The Company has not experienced any work stoppage since January 1, 2001.

      d. The Company is in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in any applicable laws.

      e. There is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of Seller threatened.

      f. There is no presently pending grievance arising out of any collective bargaining agreement or other grievance procedure.

      g. The Company has not received notice of the intent of Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company and no such investigation is in progress.

      h. There are no complaints, lawsuits or other proceedings pending or, to the Knowledge of Seller, threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

Section 1.31 Personnel. Schedule 1.31 sets forth a true and complete list of (i) the names and current salaries of all directors and elected and appointed officers of the Company; and (ii) the wage rates for non-salaried and non-executive salaried employees of the Company by classification as of the date of this Agreement. The Company is not in default with respect to any of its obligations referred to in the preceding sentence. To the Knowledge of Seller, no officer, Key Employee or group of employees has any plans to terminate employment with the Company as a result of the Transactions or otherwise.

Section 1.32 Potential Conflict of Interest. Except as set out in Schedule 1.32, neither Seller nor any Key Employee or director of the Company owns or holds, directly or indirectly, any interest in, or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company or which conducts a business similar to any business conducted by the Company. Neither Seller nor any officer or director of the Company (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any claim, charge, action or cause of action against the Company, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any shareholder, officer or director of the Company is a partner or shareholder or (d) owes any money to the Company, or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

Section 1.33 Propriety of Past Payments. (a) No unrecorded fund or asset of the Company has been established for any purpose, (b) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (c) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment, and (d) none of the Company, any director, officer, employee or agent of the Company or any other Person associated with or acting for or on behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for Seller, the Company, or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for Seller, the Company, or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of Seller, the Company, or any Affiliate of the Company, or (iv) otherwise for the benefit of Seller, the Company, or any Affiliate of the Company in violation of any law or other administrative order, constitution, ordinance, regulation, statute or other such norm. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

Section 1.34 Liability. There are not presently pending or threatened, and, there is no basis for, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any Defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product developed, licensed, distributed or sold by or service provided by or on behalf of the Company. The Company has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

Section 1.35 Bank Accounts. Schedule 1.35 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature, and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

Section 1.36 Brokers. Other than to Prevestor, neither the Seller nor the Company has incurred any obligation or liability, contingent or otherwise, for broker's or finder's fee or any other commission or similar fee in connection with any of the Transactions.

                            LIST OF OMITTED SCHEDULES

Schedule 1.15              After Balance Sheet Date Purchase

Schedule 1.20(e)           Employment Agreements w/Severance

Schedule 1.22              Insurance Policies

Schedule 1.28              Intellectual Property

Schedule 1.28(f)           License Agreements

Schedule 1.30              Collective Bargaining Contracts

Schedule 1.31              List of Employees

Schedule 1.32              Potential Conflict of Interest

Schedule 1.35              Bank Accounts

Schedule 8.4               Data Room Index

EXHIBIT 1.4

                                ESCROW AGREEMENT

                                     BETWEEN

                               TECHTEAM GLOBAL AB

                                  AS PURCHASER

                                  SQM NORDIC AB

                                    AS SELLER

                                       AND

                                ESCROW AGREEMENT

This Escrow Agreement is made on 9 February 2007 by and between

1. TechTeam Global AB, a company duly incorporated and organized under the laws of Sweden, address C/O TechTeam Global NV/SA, Zweefvliegtuigstraat 10, 1130 Brussels, Belgium (the "PURCHASER");

2. SQM Nordic AB, a company duly incorporated and organized under the laws of Sweden, Box 23004, SE-104 35 Stockholm, Sweden (the "SELLER")

3.    (the "BANK")

WHEREAS, the Purchaser and the Seller have on 19 January 2007 entered into a Share Purchase Agreement (hereinafter referred to as "AGREEMENT") pursuant to which the Purchaser have agreed to purchase and the Seller have agreed to sell all shares in SQM Sverige AB.

WHEREAS, pursuant to the Agreement it has been agreed that Purchaser shall pay an amount of SEK 5,730,000 into a separate interest bearing bank account as security for obligations of the Seller under the Agreement (the "Indemnity Escrow");

WHEREAS, the Purchaser and the Seller have appointed the Bank which has agreed to act as escrow agent;

WHEREAS this Escrow Agreement sets forth the terms on which the Bank will hold the monies to be held in escrow;

NOW, THEREFORE, the parties agree to the following terms and conditions.

1.    Interpretation

      For the Purpose of this Escrow Agreement it is agreed that

      "Account" shall have the meaning set out in Section 2 below;

      "Agreement" shall have the meaning set forth in the preamble;

      "Bank" shall have the meaning set forth in the preamble;

      "Closing Date" shall mean 9 Febrary 2007

      "Indemnity Escrow" shall mean the amount of SEK 5 730 000, to be paid by the Purchaser to the Account;

      "Purchaser" shall have the meaning set forth in the preamble;

      "Seller" shall have the meaning set forth in the preamble;

2.    Establishment of the Account

      The Bank confirms that it has established an interest bearing SEK bank account in the name of the Seller, which account is the "Account".

      The details of the Account are as follows.

      Account No. 1379 01 13808

      Interest rates and general terms and conditions for the Account are set out in Schedule 2 a and 2 b.

3.    Payment of the Indemnity Escrow

      The Purchaser shall on Closing pay the Indemnity Escrow to the Account.

      The Bank shall accept delivery and shall acknowledge receipt of payment of the Indemnity Escrow to the Account.

4.    Release from the Account

4.1 The Bank shall release the Indemnity Escrow within ten (10) business days following receipt by the Bank of an instruction to release the Indemnity Escrow from the Account, only in accordance with the following:

      a)    in accordance with written notice, in the form set out in Schedule
            4.1 a, given jointly by the Purchaser and the Seller, or

      b) in accordance with a final and binding court order or a final and binding arbitration award, awarding payment or releasing funds, as the case may be, to the Purchaser and/or to the Seller, or

            For the purposes of this Section 4.1 b), the Bank will only be obliged to investigate that the time for appeal in relation to a court order or arbitration award has expired and that the Bank has not been notified of any appeal in accordance with Section 6 below.

      c) in case the Purchaser have not informed the Bank that a dispute has arisen regarding the Agreement at the latest on the first-year anniversary of the Closing Date, the Indemnity Escrow standing to the Account shall be paid to the Seller. A notice, in the form set out in Schedule 4.1 c, that such a dispute has arisen shall be sent in writing to the Bank to the address set out in section 6 below. If the

            Bank has received such notice, what is stated in section 4.1 (a)-(b) above shall apply regarding release of the Indemnity Escrow.

4.2 An instruction to pay the Indemnity Escrow according to Section 4.1 shall specify to whom the release(s) shall be made, the bank account(s) of such recipient(s), the date of such release(s), and the amount(s) of such release(s).

4.3 The Purchaser and the Seller also acknowledge that the accrued interest can only be capitalized when the account is terminated or at the end of each year.

4.4 The Bank's duties and responsibilities shall be limited to those expressly set forth in this Escrow Agreement and the Bank shall neither be subject to nor obliged to recognize any other agreement between, or direction or instruction from any or all of the parties hereto even though reference thereto may be made herein. For the avoidance of doubt, the Bank shall have no obligation to release the Indemnity Escrow (or part thereof) in violation of any court orders or decisions.

5.    Limitations of the Bank's Liability

5.1 The Bank shall not be liable for any loss or damage resulting from a legal enactment, Swedish or foreign, the intervention of a public authority, Swedish or foreign, an act of war, a strike, a blockade, a boycott, a lockout or any other similar circumstance. The reservation in respect of strikes, blockades, boycotts and lockouts shall apply even if the Bank itself is subjected to such measures or takes such measures itself.

5.2 The Bank shall not be liable for any loss or damage that may occur as a result of any act or circumstance not referred to in Section 5.1 except arising out of the Bank's fraud, wilful default or negligence. Under no circumstances shall the Bank be responsible for indirect loss or damage.

5.3 Where a circumstance referred to in Section 5.1 shall prevent the Bank from making a payment in accordance with the terms of this Escrow Agreement, such payment may be postponed until such circumstance no longer exists. In the event of a postponement of payment, the Bank shall continue to apply interest, according to Schedule 2 a, on the Escrow Amount up to and including the date of payment of the postponed payment.

5.4 The Purchaser and the Seller hereby declare that they have taken into consideration all Swedish legal aspects regarding the deposition of the Escrow Amount in the Account. The fact that the Bank has signed this agreement and received the Escrow Amount for deposition does not constitute any responsibility for the Bank regarding the validity of the various stipulations of the agreement. The Purchaser and the Seller agree to indemnify, jointly and severally, the Bank against all reasonable litigation costs incurred by the Bank in connection with any dispute regarding this Escrow Agreement, with the exception of disputes resulting from any negligence, fraud or abuse by the Bank.

5.5 Notwithstanding what has been agreed between the Parties regarding the payment of Indemnity Escrow or non-payment of such Indemnity Escrow, the Bank will make payment in accordance with stipulations in Swedish law or in accordance with a decree given by a Swedish authority. Such a payment of Indemnity Escrow will not be deemed to violate this Escrow Agreement and the Bank shall consequently not be liable to pay any compensation for such payment.

5.6 The Bank shall not be liable, in the absence of fraud, abuse or negligence by the Bank, for its failure to verify the authenticity of any written instructions or other document delivered to it pursuant to this Escrow Agreement, or its failure to verify the genuineness of any signature of power of attorney of any person or issue such instructions or execute such documents.

6.    Notices

      Any written notice, consent, instruction or request to be given or made pursuant to or for the purposes of this Escrow Agreement shall be deemed sufficiently given, apart from instructions to the Bank as set out below, sent by mail to the following addresses:

      The Purchaser:

      To addresses set out in preamble of this Escrow Agreement.

      The Seller:

      To addresses set out in preamble of this Escrow Agreement.

      The Bank:

      or to such other address as the Parties shall specify in writing to the other Parties. As regards notices to the Bank, the Bank shall confirm receipt of such notice to the sender without delay. If such receipt confirmation has not been obtained by the sender within three (3) Business Days from the day it was sent, a notice shall not be deemed duly delivered hereunder unless the sender has provided the Bank with a new notice. All communication under this Escrow Agreement shall be in Swedish.

7.    Termination of the Account

      An instruction in accordance with section 4 above that all Indemnity Escrow shall be released shall also have the meaning that the Account, as well as the safe custody account, shall be terminated.

8.    Costs

      The Bank shall be entitled to fees according to Schedule 2 a hereto.

      The Banks fees shall be shared equally (1/2 each) between the Purchaser and the Seller.

9. Governing Law and disputes

      This Escrow Agreement shall be governed by and construed in accordance with the laws of Sweden.

      Any dispute, controversy or claim arising out of or in connection with this contract, or the breach, termination or invalidity thereof, shall be settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The place of arbitration shall be Stockholm, Sweden and the language to be used in the arbitral proceedings shall be Swedish.

      The parties to the Escrow Agreement undertake to procure that all arbitral proceedings conducted in accordance with this Escrow Agreement shall be kept confidential. This undertaking shall cover, inter alia, all information disclosed during the course of such proceedings, as well as any decision or award made or declared by the arbitration board. Such information may not be disclosed to a third party without the prior written consent of the other Party. Notwithstanding the aforesaid, the parties shall not be prevented from disclosing such information as (i) they are under an obligation to disclose pursuant to applicable law or applicable stock exchange regulation; (ii) which was generally available to the public or has become - through no act or failure of the disclosing party - public information or generally available to the public; or (iii) which is necessary in order to safeguard the disclosing Party's interests in arbitration.

This Escrow Agreement has been executed in three (3) original copies of which each party has taken one copy.

The Parties hereto have executed this Escrow Agreement as of the day and year first above written.

TechTeam Global AB                               SQM Nordic AB

/s/ Miguel Angel Casas-Rodriguez                 /s/ Sven-Erik Wallin
-----------------------------------              ----------------------------

/s/ Magnus Sederholm
-----------------------------------

                                   EXHIBIT 6.3

                              REDUNDANCY GUIDELINES

In order to complete (1) in Section 6.3, Mutual Undertaking, of the Share Purchase Agreement dated January 19, 2007 ("SPA"), the Parties agree as follows:

      1. In the event a redundancy process is required due to HP terminating the Company's subcontract with Ericsson ("HP/Ericsson Contract) during the Earn-out Period, the Parties agree that the Company will seek to minimize the financial impact of redundancies.

      2. The Company will attempt to have the new provider of services to Ericsson accept the employment of the SQM employees providing services on the HP/Ericsson Contract (such employees being "HP/Ericsson Contractors").

      3. The Company shall negotiate with the local labor union regarding any redundancies as required by law and applicable collective bargains.

      4. The Company may negotiate with the local labor union to reach an agreement to permit a redundancy process not in accordance with the "last in, first out" seniority rule ("LIFO Rule").

      5. The Company will attempt to assign HP/Ericsson Contractors to another vacant position within the Company or the Purchaser.

      6.    The amount of indemnity owed by Seller to Purchaser under Section
            8.9 shall include costs for salary and other benefits during the notice period, severance payments in accordance with the provisions of the employment contracts now in force between the employees and the Company, paid to employees made redundant as a result of the termination of the HP/Ericsson Contract. The amount of indemnity owed by Seller to Purchaser under Section 8.9 of the SPA will also include social insurance contributions/payroll taxes on all the mentioned amounts as well as legal costs if an employee should claim damages or claim that the termination of employment is invalid.

      7.    Further, the amount of indemnity owed by Seller to Purchaser under
            Section 8.9 of the SPA will also include all indirect and consequential damages (such as, but not limited to, increased costs for salaries and project management and any fines/damages to customers) incurred by the Company as an effect of any employees engaged in projects, other than the HP/Ericsson Contract, having to be replaced due to the LIFO Rule. Seller's total liability under this paragraph 7 will in all circumstances be limited to SEK two hundred and fifty thousand (250.000).

Any capitalized term not defined herein shall have the meaning set forth in the SPA.

                                  TECHTEAM GLOBAL AB

                                  By /s/ Christoph Neut
                                     ------------------------------------------
                                  Name: Christoph Neut
                                  Title: Director

                                  By /s/ Miguel Angel Casas-Rodriguez
                                     ------------------------------------------
                                  Name: Miguel Angel Casas-Rodriguez
                                  Title: Director

                                  SQM NORDIC AB

                                  By /s/ Sven-Erik Wallin
                                     ------------------------------------------
                                  Name: Sven-Erik Wallin
                                  Title: Director, Chairman of the Board

                                  By /s/ Thomas Edlund
                                     ------------------------------------------
                                  Name: Thomas Edlund
                                  Title: Director

                                   EXHIBIT 6.3

                               REVENUE GUIDELINES

In order to complete (2) in Section 6.3, Mutual Undertaking, of the Share Purchase Agreement dated January 19, 2007 ("SPA"), the Parties agree as follows:

      8. "Revenue" means revenue earned by SQM, as determined under accounting principles generally accepted in Sweden.

      9. "Revenue Target" means of the target of SEK 93,500,000 of Revenue required to be earned by SQM during the 2007 financial year in order to receive the Additional Purchase Price.

      10. Any Revenue generated from a sales lead developed by a SQM sales representatives, regardless of whether the work is performed by Purchaser or Purchaser's Affiliates (collectively referred as "TechTeam") or SQM, will count toward the Revenue Target;

      11. Any Revenue from an existing customer of SQM where the work is performed by TechTeam will count toward the Revenue Target;

      12. Any Revenue from contracts sold by SQM from a sales lead developed by a TechTeam sales representative will count toward the Revenue Target;

      13. Any Revenue generated by the use of the SQM Guide by TechTeam will count toward the Revenue Target as long as SQM's employees provide the services;

      14. SQM will not be credited revenue toward the Target Revenue for the use of SQM facilities by TechTeam in performing work for an existing TechTeam customer from SQM's facilities

      15. If current SQM employees perform work on behalf of TechTeam, SQM will be credited revenue as if SQM earned a gross margin percentage of 25% toward the Target Revenue. Gross margin percentage means revenue minus directs costs and indirect costs allocated to service delivery divided by revenue;

      16. Decision on what new business opportunities to pursue will be made by SQM's Managing Director in consultation with TechTeam's Senior Vice President of EMEA;

      17. SQM is not required to increase the number of sales personnel selling its services from the number employed in 2006. Any decision to increase the number of sales personnel will be made by the Managing Director of SQM, in consultation with TechTeam's Senior Vice President of EMEA.

      18. SQM will sell business with a gross margin percentage consistent with the gross margin percentages earned by SQM during 2006. SQM can, in its own discretion, decline to provide services earning less than 25% gross margin;

      19. SQM shall provide monthly reports to the Seller's Representative that provides (a) the Revenue earned in the prior month and (b) a new business pipeline;

      20. Seller's Representative will not be involved in the day-to-day management of SQM. Seller's Representative will not raise concerns regarding the management of SQM with SQM's Managing Director. In the event that the Seller's Representative has concerns about the effect of operating activities of SQM on SQM's ability to generate revenue, he will provide written notice to the SQM Board of Directors as soon as practical documenting his concerns and the impact on SQM's ability to generate revenue. The SQM Board of Directors will meet within two weeks of receipt of a written notice to review and evaluate the documented concern; and

Any capitalized term not defined herein shall have the meaning set forth in the SPA.

                                  TECHTEAM GLOBAL AB

                                  By /s/ Christoph Neut
                                     ------------------------------------------
                                  Name: Christoph Neut
                                  Title: Director

                                  By /s/ Miguel Angel Casas-Rodriguez
                                     ------------------------------------------
                                  Name: Miguel Angel Casas-Rodriguez
                                  Title: Director

                                  SQM NORDIC AB

                                  By /s/ Sven-Erik Wallin
                                     ------------------------------------------
                                  Name: Sven-Erik Wallin
                                  Title: Director, Chairman of the Board

                                  By /s/ Thomas Edlund
                                     ------------------------------------------
                                  Name: Thomas Edlund
                                  Title: Director